Exhibit 1.2

187,500,000 Units of Limited Liability Company Interests
($1 per Unit)
REDWOOD MORTGAGE INVESTORS IX, LLC
ADVISORY AGREEMENT

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Redwood Mortgage Corp., a California corporation, and Gymno LLC, a California limited liability company and wholly-owned subsidiary of Redwood Mortgage Corp., are the Managers (the "Managers") of Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (the “Company”) engaged in business as a mortgage lender.  The Company proposes to offer and sell to qualified investors, upon the terms and subject to the conditions set forth in the Prospectus dated __________, 2012 (the “Prospectus”), units of limited liability company interests (“Units”) of the Company at a purchase price of $1 per Unit, with a minimum investment of five thousand (5,000) Units per purchaser for initial investments and one thousand (1,000) Units per purchaser for additional investments by existing members.  The offering is for a maximum of 187,500,000 Units ($187,500,000), including 37,500,000 Units ($37,500,000) issuable pursuant to the Company’s Distribution Reinvestment Plan.

1.           Advisory Relationship.  You are in the business of advising clients with respect to certain investments including investments in the Company (the “Advisor”).  As an Advisor you do not receive any sales commissions or other compensation from the Company, but instead receive your fees directly from your client.  You do not act as a broker-dealer and investments in the Company are made directly by your client.

2.           Eligible Purchasers of Units.  You agree not to advise any client to invest in Units who does not meet the suitability standards set forth in the Prospectus.  You agree that you will deliver and cause each prospective purchaser to complete and execute a Subscription Agreement, and return it to the undersigned together with such other documents, instruments or information as the Company may request together with a check for the full amount of the purchase price for the number of Units subscribed for.

You agree to inform purchasers that their check shall be made payable to “Redwood Mortgage Investors IX, LLC” and remitted directly to Redwood Mortgage Investors IX, LLC, 900 Veterans Blvd., Suite 500, Redwood City, California 94063, Attention: Manager, together with the Subscription Agreement and other above referenced documents.  You shall ascertain that each Subscription Agreement submitted by a prospective purchaser of Units has been fully completed and properly executed by such prospective purchaser.

3.           No Compensation.  As an Advisor to the investor you will receive no compensation from the Company in connection with any Units purchased by a client whom you have advised to invest in the Company.

4.           Further Agreements of Advisor.

(a)      In connection with your advisory activity, you covenant and agree to comply with all applicable requirements under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Securities and Exchange Commission (the “Regulations”), the laws of the states in which you are advising clients, and any other applicable agency.  Furthermore, you specifically covenant and agree not to deliver the Company’s sales literature, if any, to any person unless such sales literature is accompanied or preceded by a copy of the Prospectus.

(b)      You will not give any information or make any representations or warranties in connection with the offering of Units other than, or inconsistent with, those contained in the Prospectus and any sales literature approved in writing by the Company.  You will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each client whom you are advising regarding an investment in the Company.  You expressly agree not to prepare or use any sales literature, advertisements or other materials in connection with your advisory services.  You agree that, to the extent information is provided to you marked “For Broker-Dealer and/or Advisor Use Only,” you will not provide such information to your clients.

(c)      You will only advise eligible purchasers of Units to invest in the Company as described in the Prospectus under “INVESTOR SUITABILITY STANDARDS” and will advise clients only in the jurisdictions in which you are legally qualified to so act.

(d)      You agree to make diligent inquiries and maintain a record thereof for a period of at least six years or such longer period as may be required by law of all clients whom you advise to purchase Units, in order to ascertain whether the purchase of Units represents a suitable investment for such client, and whether the client is otherwise eligible to purchase Units in accordance with the terms of the offering.  Accordingly, you shall satisfy the following requirements:

(i)
In recommending to a client an investment in the Units, you shall have reasonable grounds to believe, on the basis of information obtained from the client concerning the investor's investment objectives, other investments, financial situation and needs, and any other information known by you or your representatives, that the client (or, if the client is acting as trustee or custodian of a trust or other entity, that such other trust or entity) is or will be in a financial position to realize to a significant extent the benefits described in the Prospectus, that such client has a fair market net worth sufficient to sustain the risks inherent in the purchase of Units, including loss of investment and lack of liquidity, and that Units are otherwise suitable as an investment.

(ii)	You shall also maintain in your files documents disclosing the basis upon which your determination of suitability was reached as to each client.

(e)      We have no due diligence obligation to you.

(f)      You agree to diligently make inquiries as required by law of all clients who you recommend to purchase Units in order to ascertain whether an investment in Units is suitable for each such client, and not rely solely on information supplied by each client.  You shall retain all records relating to investor suitability as to each client for a period of at least six years or such longer period as may be required by law.  Upon reasonable notice to you, the Company, or its designated agents, shall have the right to inspect such records.

(g)      By executing this Agreement, you represent and warrant that you have reasonable grounds to believe (based on information made available to you by the Managers or the Company through the Prospectus and other materials, or otherwise obtained as a result of inquiries conducted by you) that all material facts concerning the Company are adequately and accurately disclosed and provide a basis for evaluating the Company, including facts relating to items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals or other reports.

5.           Termination.  Either party may terminate this Agreement at any time, effective immediately, by giving written notice to other party.

6.           Expenses.  You shall bear all your own expenses incurred in connection with your advisory activities and shall not be entitled to any reimbursement.

7.           Indemnification.

(a)      The Company agrees to indemnify you against losses, claims, damages or liabilities (including reasonable attorneys’ fees) to which you or such other persons may become subject, under federal or state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in the Prospectus or the omission to state therein, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.  The foregoing indemnity shall include reimbursement of any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action, and shall be paid by you as such expenses are incurred.

(b)      You agree to indemnify and hold harmless the Company, its Managers, their affiliated mortgage company (Redwood Mortgage), against any losses, claims, damages or liabilities (including reasonable attorneys’ fees) to which any of such persons may become subject, under federal or state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any statements, actions or omissions by you or any person controlled by you or acting on your behalf, which statement, action or omission is untrue or is inconsistent with or in violation of any provision of federal or state securities laws, the rules and regulations of the Securities and Exchange Commission, or other applicable agency.  The foregoing indemnity shall include reimbursement of any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, damage, liability or action, and shall be paid by you as such expenses are incurred.

8.           Arbitration.

(a)      As between the parties hereto, all questions as to rights and obligations arising under the terms of this Agreement are subject to arbitration, including any question concerning any right or duty under the Securities Act, the Exchange Act, and the securities laws of any state in which Units are offered, and such arbitration shall be governed by the rules of the American Arbitration Association.

(b)      If a dispute should arise under this Agreement, any party may within 60 days make a demand for arbitration by filing a demand in writing for the other.

(c)      The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties within five (5) days after demand for arbitration is given and a third chosen by the two appointed.  Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte.

(d)      Arbitration shall take place in the County of San Mateo, California, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said city as is selected by the arbitrator(s).  The arbitrator(s) shall select such time and place promptly after his (or their) appointment and shall give written notice thereof to each party at least sixty (60) days prior to the date so fixed.  At the hearing any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern.  Evidence may be admitted or excluded in the sole discretion of the arbitrator(s).  Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their award in writing and cause a copy thereof to be delivered to each of the parties.

(e)      If there is only one arbitrator, his decision shall be binding and conclusive on the parties, and if there are three arbitrators the decision of any two shall be binding and conclusive.  The submission of a dispute to the arbitrator(s) and the rendering of his (or their) decision shall be a condition precedent to any right of legal action on the dispute.  A judgment confirming the award of the arbitrator(s) may be rendered by any Court having jurisdiction; or such Court may vacate, modify, or correct the award in accordance with the prevailing sections of California state law.

(f)      If three arbitrators are selected under the foregoing procedure but two of the three fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three new arbitrators who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two of the three arbitrators selected.

(g)      The costs of such arbitration shall be borne by the losing party or in such proportions as the arbitrator(s) shall determine.

9.           Authority.  It is understood that your relationship with the Company is as an independent contractor and that nothing herein shall be construed as creating a relationship of partnership, joint ventures, employer and employee or any other agency relationship between you and the Company.

10.         Survival of Indemnities, Warranties and Representations.  The indemnity agreements and the representations and warranties of the parties as set forth herein shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement, and shall survive the delivery of any payment for Units.

11.          Notices.  All communications hereunder shall be in writing and shall be mailed, hand delivered or telegraphed, all charges prepaid, to the respective parties at the addresses set forth herein.  The address of the Company and its Managers is 900 Veterans Blvd., Suite 500, Redwood City, California 94063 (telephone: (650) 365-5341), until changed by written notice.

12.          Successors and Assigns.  This Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto; provided, however, that in no in event shall the term “successors and assigns” as used herein include any purchaser, as such, of any Units.  In addition, and without limiting the generality of the foregoing, the indemnity agreements contained herein shall inure to the benefit of the successors and assigns of the parties hereto, and shall be valid irrespective of any investigation made or not made by or on behalf of any party hereto.

13.           Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware and the appropriate courts in the County of San Mateo, California shall be the forum for any litigation arising hereunder.

Please confirm your Agreement with the Company to the terms contained herein by dating and signing below and returning a fully executed copy of this Advisory Agreement to us.

REDWOOD MORTGAGE INVESTORS IX, LLC

By:         REDWOOD MORTGAGE CORP.,
    a Manager

By:      _______________________________
Michael R. Burwell, President

ADVISOR ACCEPTANCE

ACCEPTED this ____ day of ___________, 20___

By: ______________________________
(Print Name)

__________________________________
(Signature)

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Title

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Taxpayer I.D. No.

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(Telephone Number)

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Type of Entity:
(corporation, partnership or proprietorship)